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                                 EXHIBIT NO. 11
                                 --------------

                                 COMPUTATION OF

                              EARNINGS PER SHARE

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                  THE PROGRESSIVE CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                      (millions - except per share amounts)
                                   (unaudited)

                                                   Three Months                             Six Months
                                      --------------------------------------- ----------------------------------------
Periods Ended June 30,                       1996                1995                1996                 1995
                                      ------------------- ------------------- --------------------  ------------------
                                                    Per                  Per                  Per                  Per
                                          Amount   Share     Amount    Share      Amount    Share      Amount    Share
                                      ------------------- ------------------- --------------------  ------------------
PRIMARY:
Net income                                 $78.4              $60.8               $141.8               $121.5

Less:  Preferred stock dividends            (1.2)              (2.1)                (3.5)                (4.2)

       Excess of preferred stock
           liquidation price over
           carrying value                   (2.9)                --                 (2.9)                  --
                                      -----------         ----------          -----------           ----------
Income available to common
     shareholders                           74.3    1.01       58.7      .79       135.4     1.83       117.3    1.59
                                      =================== =================== ====================  ==================

Average shares outstanding                  71.4               71.8                 71.8                 71.7

Net effect of dilutive stock options         2.2                2.2                  2.3                  2.3
                                      ------------------- ----------          --------------------  ----------
Total                                       73.6               74.0                 74.1                 74.0
                                      =================== ==========          ====================  ==========

FULLY DILUTED:

Net income                                 $78.4              $60.8               $141.8               $121.5

Less:  Preferred stock dividends            (1.2)              (2.1)                (3.5)                (4.2)

       Excess of preferred stock
           liquidation price over
           carrying value                   (2.9)                --                 (2.9)                  --
                                      -----------         ----------          -----------           ----------
Income available to common
shareholders                                74.3    1.01       58.7      .79       135.4     1.83       117.3    1.59
                                      =================== =================== ====================  ==================

Average shares outstanding                  71.4               71.8                 71.8                 71.7

Net effect of dilutive stock options         2.3                2.2                  2.3                  2.3
                                      ------------------- ----------          --------------------  ----------
Total                                       73.7               74.0                 74.1                 74.0
                                      =================== ==========          ====================  ==========
